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Operator:
Good day, ladies and gentlemen. And welcome to Interpublic Group of Companies third-quarter earnings conference call. My name is Rachel Rachel and I will be your coordinator for today. At this time, all participants are in a listen-only mode mode. We will be facilitating a question and answer session towards the end of today's conference. It at any time during the call you require assistance, press star followed by zero and a coordinator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today's call, Mr. Philippe Krakowsky, Director of Corporate Communications. Please proceed, sir.

Philippe Krakowsky:
Thank you for joining us this morning. We've posted our earnings release and a company slide presentation, both of which will be referenced on this call, on our website at www.interpublic.com. This morning, we're joined by David Bell, Michael Roth, and Bob Thompson. We'll begin with prepared remarks from David and Bob, to be followed by a question and answer session. We plan to complete the call by market open at 9:30 a.m. Eastern Time. During this call, we will refer to forward-looking statements and non-GAAP financial data. Forward-looking statements about the Company are subject to uncertainties referenced in the cautionary statement that's included in our earnings release and in the slide presentation, in further detail in our annual report on form 10-K and in other filings with the SEC. We also refer you to the press release and slide presentation for definitions, explanations and reconciliations of non-GAAP financial data. At this point, I'd like to turn the conference over to David Bell.

David Bell:
Thank you, Philippe. Good morning, and thank you for joining us. At the completion of this quarter, our turn-around time frame has nine to 21 months remaining. As we've said since the beginning, turn-arounds can be messy and are often unpredictable in the short-term. And that is true in this company, that built itself out in the late nineties by acquisitions and by merging dozens of units in order to create scale at a number of its growing (phonetic) networks. Our results this quarter are decidedly mixed. We're still moving in the right turn-around direction, but in keeping with our past comments, we've said that progress would not always be linear. That said, progress was again apparent in organic revenue, which improved sequentially for the 6th consecutive quarter. Organic growth in the quarter was 1.8% and organic revenue before reclassifications, which appears to be the closest comparable metric to the calculation performed by our competitors, increased 4.3% in the quarter. On the margin side, there were two noteworthy developments. First, the underlying improvement in office and general expense. We previously outlined for you the four buckets of cost opportunity that we're attacking through corporate-wide initiatives. They require initial investment and will yield increased benefits at the latter part of the turn-around period and beyond. The improvement in office in general this quarter was reflective of some early success in the implementation of our new corporate real estate strategy. I'm also encouraged by the fact, as you can see on the operating margin analysis provided in our press release and presentation deck, our underlying operating margin showed progress in both the quarter and year to date. On the talent front, I'd call attention to two important developments. As anticipated, Michael Roth is proving to be an extremely capable and dedicated partner, and his presence will increasingly be felt on strategic operational and financial issues. He will also free me to devote more attention to addressing client growth and working with some of our operating unit management on their strategy issues and client satisfaction. I also plan on spending more of my time on business development, and we're currently working on a number of large, exciting IPG to led (phonetic) below-the-radar opportunities that we hope to be able to share with you in the coming months. Earlier this week, we also announced that David Thomas agreed to join our board. David is a very talented global and financially astute executive who will be helpful as we continue to improve the information infrastructure across our company. He's also well-regarded and well-connected in technology and healthcare, both of which of which are areas of focus of growth by our various companies. Interpublic's balance sheet was stronger in the third quarter of this year than the comparable period a year-ago. We did take a number of balance sheet actions in the quarter that bear both mention and explanation. I will go through the mechanics of what took place in detail, but I'd like to make a few general comments. Annually as required by FAS 142, and with the help of Ernst and Young, we perform an impairment review in the third quarter. The good will impairment charges we've announced stem from that review and our further manifestation of an aggressive acquisition venture in the nineties. The multiples occurred at that time, certainly those paid by Interpublic, were a historic high. The multiples used for valuation testing since then have come way down. And many elements factor into the equation, including the need to account for other intangibles that were not separately valued prior to FAS 142, and also the decline of roughly 20% in the Interpublic stock price in the last quarter. The result is that an application of the accounting standard means that a small change in valuation can trigger a large goodwill writedown, and that is what happened at both the partnership and CMG. Accounting is often a larger indicator of business performance. And what I mean by that is that the good will associated with companies acquired at the height of the the market would be difficult to support after a recession that saw business moderate significantly and saw valuation multiples shrink dramatically by as much as 15% to 20% in the past year alone, much of it in the last quarter. Which is not to say that we don't need improvement in performance at low, as we've indicated to you on a number of recent earnings calls. We do, and as many of you know, an aggressive new management team has just taken a range at low as of this week. That is not to say that there isn't work left to be done, pulling the performance of future brand in GolinHarris up to the level of their sister, CMG Agencies, or for Shandwick and Jack Morton. It's interesting, and perhaps relevant to note that Octagon, which underwent a similar revenue employment (phonetic) in the third quarter of 2003, has seen improved performance this year and is really coming into its own as a powerful brand for Interpublic. Our performance in continental Europe this past quarter showed improvement relative to recent results, and we must drive further improvement, particularly in the important U.K. market, which will be a major focus of our plan to take the successful organic growth initiative to the next level by reaction and not collaboration in business development programs in Europe. Another area we are focused on is media. Our media assets are strong and we have the critical mass required to be successful in this key arena. We were the first agency group to move toward media consolidation, but have since lost some of the momentum and given up some of our position at the top of the industry. We continue, however, to lead in the all-important entertainment sector. Over the past three months our senior media executives and business unit leaders have been working together to define a new vision for the Interpublic media offering, which we believe would be in a position to implement by the year end. Whitcomb and Bellum (phonetic) had a strong third quarter. McCann-Erickson, MRM and the major U.S. independents have been growing. Most of the head count increase you will have noted in our release is attributable to those that have been winning business and growing assignments with existing clients. I hope I've provided some context with which to assess what our middle view (phonetic)of complicated results this morning, and now I'd like to turn things over to our Chief Financial Officer, Bob Thompson, who will walk us through the particulars.

Robert Thompson:
Thank you, David. Good morning everyone. I'd like to remind everyone that we've posted a presentation deck on our website that I will be referring to. Reported earnings per share were a loss of $1.40 compared to a loss of $0.85 in last year's third-quarter. As David said, we had a number of moving pieces in the third quarter. On slide two, we've highlighted the most significant of those. First, charges in the quarter totaling $584 million, predominantly noncash, which I will be detailing for you shortly. Second, a sustained improvement in organic revenue, which was up 1.8%. Third, higher employee incentive expense, principally due to a change in our annual plan, that pulled forward some expense recognition from the fourth to the third-quarter when compared to last year. Fourth, while office and general expenses were up, as reported for the last year, the increase was mainly due to foreign exchange effects and to the gross of (phonetic) plus certain out-of-pocket expenses. On a comparable basis, excluding those effects, as well as business dispositions, O&G expenses were down 6% from last year. Let me now turn to the charges in order to create clarity for the operating review that will follow. No one here, believe me, is pleased to see charges of this magnitude. But by way of economic significance, I would highlight the charges to goodwill, the deferred tax asset allowance, and the investment impairment are all noncash items. And we have received the necessary amendments from our bank group, and with respect to good will-- noncash goodwill writedowns of $410 at The Partnership and $132 million of CMG, and the much smaller writedown at Howard Merrell, let me add to David's remarks. From a process standpoint, we do comprehensive testing of good will annually in the third-quarter as required by FAS 142. We do so in conjunction with an an external consultant. In that process, there are three factors that are considered: recent past operating results, the share price of Interpublic, and industry valuation margins, which have declined in the past year, to say nothing of the late 1990s. Interpublic's stock price in particular declined roughly 20% in the third quarter. We've experienced an earnings decline at low. Many of the acquisitions made within The Partnership and within CMG were made in the late '90s and in 2000, when valuations were very high. It's worth noting that for businesses acquired before the adoption of FAS 142, the application of the standard in the event of business impairment can result in a good will impairment charge that is several orders of magnitude higher than the business impairment. That is what has taken place for both The Partnership and CMG, and you'll note in the first page of the appendix in our deck, we've provided an illustrative example of those effects. Secondly, we established a valuation allowance in the amount of $73 million against certain non-U.S. deferred tax assets, principally in the U.K., in accordance with the provisions of FAS 109. So while we established an allowance against it in accordance with U.S. GAAP, the asset remains available for us to utilize in the future when the underlying operations return to sustainable profitability. Third, the charge of $33.6 million related to Motor Sports, as we previously indicated we would d take in the second half of this year. The charge positions us to complete the strategic goal of exiting our ownership and sponsorship of Motor Sports commitments. That business had an operating loss of $210 million in 2002, and over $100 million in 2003. Fourth, a charge in the amount of $31 million related to our stake in Springer and Jacoby, a German advertising agency which has experienced some softness in its business of late. Turning to the income statement, reported revenues were up 6.3%, excluding the impact of currency, leg (phonetic) dispositions, and reclassified out-of-pocket amounts, organic revenue was up 1.8%. As you can see on slide 6, this was our sixth consecutive quarter of improved organic growth. You will recall that we calculate organic revenue growth conservatively. In addition to removing the currency effect, we strip out acquisitions and divestitures entirely and remove from the calculation revenue that is simply due to grossed-up out-of-pocket amounts. Geographically, Asia and the United States led our organic growth, up 3.9% and 3.2%, respectively. Europe was essentially flat. Moving on, salaries and related expenses were up 14%, or $114 million over the third quarter of 2003 as reported. The change in exchange rates accounted for approximately 28% of the year-over-year increase. Changes to our incentive plans led to earlier recognition of incentive expenses this year compared to last year. Incentive expense increased by $45 million on a constant currency basis as a result of the change. All things being equal, we would expect the increase in incentive compensation in this quarter to be followed by a similar decrease in the fourth quarter. As you can see on slide 8, the two items I just named comprise more than 60% of the increase. We incurred higher severance expense compared to last year, which added nearly $9 million to the comparison, again on a constant currency basis. Cost for freelancers supporting recent new business wins cost us $8 million more than a year-ago, again, in constant currency. At quarter end, we were net up about 700 employees from a year-ago, chiefly due to business wins at McCann and a domestic acquisition. Although office and general expenses on slide nine were up 2.2%, the increase was attributable of currency exchange, currency changes and to grossed-up out-of-pocket expenses. Adjusting for these factors, as well as from net dispositions, O&G fell 6.2% from a year ago. Lower occupancy costs, including lower G&A expense, a result of our restructuring actions, contributed to the reduction. As we said would be the case last quarter, professional fees were higher than last year due to our Sarbanes-Oxley efforts, our shared service initiatives and other professional fees. Spending on Sarbanes was lower than in the second quarter. Many of our efforts moved from an initial round of documenting and testing worldwide, which requires a physical presence in hundreds of locations around the world, to evaluating the results of those tests, which is a more centralized and less costly activity. Management and our independent auditors will be doing most of the testing in the fourth quarter of '04 and the first quarter of '05. And, as a result, related fees will be higher during that period. Shared service fees were up approximately at the rate of increase in the second quarter and add 40 basis points of margin pressure from a year ago. Other professional fees were higher in the quarter, but the related projects generally have a shorter life. Excluding charges from both this year and last year, operating margin in the third quarter was 4.3%, compared to 7.7% a year ago. Year to date, the comparison is 6.2 compared to 7.0. Slide ten shows the impact in operating margin of the changes in incentive timing, professional fees, currency exchange rates, and grossed-up out-of-pocket amounts. As you can see, for example, the increase in incentive accrual cost $260 margin points in the quarter compared to a year ago, and 120 basis points for the nine months. The impact of higher professional fees was 90 basis points in the quarter and 120 basis points for the nine months. Our full income statement appears on slide 11. I've spoken to the lines comprising operating income. Interest expense was $39.8 million, an improvement of about $4 million from last year, due to December 2003 refinancing. Interest income was up slightly, due to higher investment cash balances during the quarter. The tax provision of $98.6 million refers the deferred asset allowances of $73 million. The tax provision was also affected because the good will charges are non-deductible, and because losses in international markets do not generate benefits at the U.S. rate. We had a small amount of income from discontinued operations, which was related to the sale of MFO. On slide 13, we break out the impact of our Motor Sports business on results in the quarter. As you can see, revenue was down $4.4 million, while operating income, excluding charges, improved from a loss of $17.3 million last year to $700,000 this year. The next slide reflects key balance sheet items. Both total debt and net debt are down from a year ago. Net debt was $825 million at quarter end, down approximately $1 billion from a year ago. Debt as a percent of capital is 53%, up from the beginning of the year. This is chiefly as a result of the charges taken during the quarter. On slide 15, our liquidity position remains strong and we continue to manage to a conservative cash balance. As our October of '05 debt maturity approaches, our financial strength gives us a range of possibilities and we're in the process of annualizing those alternatives. This quarter's noncash charges do affect the covenants of our revolving credit facility, but as I mentioned earlier, we have already attained amendments from our bank group. One note on the potential future impact from EITF 0408, which is accounting for contingent convertible debt. This change will add 65 million shares to our calculation of earnings per share when it is not dilutive. On slide 16, we have spoken with you in the past about our financial control challenges in a highly centralized company. The mediation efforts to address our company's pre-existing material control weakness and achieve 404 certification continue. In the course of those efforts, we've identified new areas of control weakness during the third quarter in the areas listed on the slide. Revenue recognition policy application, real estate lease expenditure recognition and documentation and control of financial results. These are being addressed by significant work being done internally to support financial disclosure and the integrity of our public filings, including 404 certification, letters from reporting units, pro-rating centralized monitoring and control over financial reporting, and continuing to upgrade our financial staff across all operating units. At the same time, considerable work remains to be done in order to assess financial controls as required by Section 404. At this point, can't offer assurances with our work and the work of our auditors to assess the control inbound (phonetic) that can be completed within the frame required by Sarbanes. However, absent a change in the rules and with the expanded scope of our audit efforts with PWC, we fully expect to receive an unqualified opinion on our financial statements. We appreciate that ours is a complicated story. Having been involved in a number of turn-arounds, I know this is the nature of the beast. We'll continue to keep you posted on our progress. And with that, I'll turn it back to David.

David Bell:
Thank you, Bob. Obviously these results are complicated, but we are making real progress in organic revenue, structural cost take-out, underlying margins, as well as on other key turn-around metrics. So now, let's open it up for some questions.

Operator:
Thank you, sir. Ladies and gentlemen, if you wish to ask a question, press key star one on your touchtone phone. If you wish to withdraw it, press star two. Please key star one on your touchtone telephone. Your first question comes from the line of Michael Nathansen (phonetic) of Bernstein.

Michael Nathansen:
Good morning, thank you. Bob, I wonder if you can explain further the incentive comp accrual issue, and why the third-quarter event and you go away in the fourth-quarter, is the first question. Then I have two more.

Robert Thompson:
Sure. In 2004, we changed our incentive plan to a more formula-based approach than from previous years. And under the accounting rules, that allows you to more rateably (phonetic) accrue your incentives across the year. In previous years, we accrued virtually all our incentives during the fourth quarter. This year, because of that change, we accrued much more in the third quarter, but we'll have a correspondably rare amount to accrue in the fourth quarter versus last year. So, on a full-year basis, incentives will be higher by a little bit, but certainly not of the magnitude that you would see in the third quarter, where it increased by some $35 million.

Michael Nathansen:
It doesn't represent a a structural change in--

David Bell:
No, no, no, no, no. No. It's a timing thing.

Michael Nathansen:
Okay, and that's the first one. The second one was on cash, I know a lot-- some of the cash could be tied to working capital issues. People have been asking over the past few months, how much of the cash on the books is actually accessible to IPG for debt repayment or other things?

David Bell:
I'll let Ellen Johnson, our treasurer, answer that one.

Ellen Johnson:
Well, in the U.S. --(inaudible) currently $800 million of cash.

Michael Nathansen:
And again, that's accessible -- that is something you can actually (inaudible)-- is not tied up in working capital?

Ellen Johnson:
That's correct.

Michael Nathansen:
Okay. And the last one would be to David. You've made mention of problems, issues of changing management in Lowe, potentially Media being analyzed for changes. One of the things we wonder is will there be further restructuring charges down the road as managements need to reassess their businesses? And could you go into a bit of depth of why you think you've lost your leadership in media and what you can do to change it?

David Bell:
Yeah. We're not anticipating at this juncture additional restructuring charges as we move against these business. The principle Lowe issue will be for this management team to take the strength that is there, both in terms of clients and work, and take it to the next level with compelling both story and capabilities, which is what they're very focused on. In Media, as you will recall, we announced Magna First (phonetic), which was the first aggregated negotiating play. As a number of our competitors have further centralized their media offering, they have invested aggregately in some tools and analytics that we have been doing separately. And clearly, as we move forward, our objective is to take the best of both our media units and take that to the next level, as well as a very real focus on what we believe to be our lead in the entertainment area, which we will continue to invest in going forward. So that's how we see it, as a natural evolution of the game that we started.

Michael Nathansen:
Okay. Thank you.

Operator:
Thank you, sir. Your next question comes from line of Brian Shipman of UBS.

Brian Shipman:
Thanks, good morning. Could you discuss Europe a little more? You mentioned Europe was flat. But could you specifically discuss the outlook for profitability in Europe and what your expectations are there? Thank you.

David Bell:
Yeah. Europe is made up of some moving pieces. McCann has returned a profitability in Europe, and we see that that trend will continue. You know that Lowe's largest operations are in Europe, and that's subject to the new management change and further turning around.

Brian Shipman:
And could you discuss the timing of your expectations for profitability? Do you --

Robert Thompson:
Yeah, we would, you know, again we're in the midst of our turn-around. We've got nine to 21 months to go, and we would expect that our European operations would return to profitability within that time.

David Bell:
Yeah, and I think, as you remember, Brian, we have made significant changes in management in the U.K., which is a major part of our European picture. We've changed management at all of our big units, McCann, Phitco and Belding (phonetic), Lowe, as well as Weber Shandwick. A number of those units are making decided progress on that change. And it's early days, but we're seeing the beginning of that change taking place in at least two and a half of the units.

Brian Shipman:
In a normal situation with Europe margins where you'd expect them to be, and U.S. margins where you'd expect them to be, can you say what you would expect a normalized tax rate to then be?

David Bell:
We haven't done that. All we have said thus far is that, obviously, we have a number of tax credits that we anticipate using, and that it will be a bumpy look as we look at our tax rate through the turn-around as a result of that. But we haven't given further guidance on exactly how that might play out.

Brian Shipman:
Thank you, David.

Operator:
Thank you, sir. Your next question comes from the line of Alexia Quadrani of Bear Stearns.

Alexia Quadrani:
Good morning. You mentioned, obviously, the earnings decline at Lowe. It would be helpful if you could maybe go through your other major units and sort of give us more color of whether or not you're still seeing earnings declines at them, if they're stable or if you believe the earnings there are improving. And along those lines, really go through where you are maybe on the cost-cutting. You know, which businesses are you still restructuring, laying off people, which businesses are you more in sort of the building-up mode?

David Bell:
Yeah. We'll let Bob do that, Alexia. We're not going to provide you as much as you'd like, but we'll give you as much as we can.

Robert Thompson:
Yeah. I would say that while we don't break out financial results for each one of our agencies, most of them are clearly along their on their turn-around path. With respect to, you know, we've mentioned Lowe and the need to do more there. But on balance, we remain confident that we will achieve our margin targets within the turn-around period.

Alexia Quadrani:
Would it be fair to say that, with a few expectations, most of your agencies are at least stable, if not improving?

Robert Thompson:
I think that's fair to say.

David Bell:
Yes.

Alexia Quadrani:
And then, a couple of other questions. On the organic growth we saw in the quarter, did you benefit at all from Olympic spending in the quarter and would we expect to see continued acceleration of organic growth in the fourth quarter?

David Bell:
I think as we've said, that during the course of the turn-around, we'll get back to peer group and that it may not be linear, even though it has been for six quarters. There was some Olympic benefit, but I don't think that the Olympic benefit is something you should factor out of the fourth-quarter. Whether or not that continue is something that, obviously, we're hopeful will happen in the fourth-quarter, but we haven't given guidance on it

Alexia Quadrani:
Just a follow-up on the question earlier about the incentive accruals. The third-quarter, I think you said the number was $35 million in the third-quarter. Would we expect to see, then, $35 million less in the fourth-quarter? Is that what you were suggesting?

David Bell:
Directionally, that's correct.

Alexia Quadrani:
Okay. And, just lastly, on your changes in the media business, do we expect to hear of some management changes there?

Robert Thompson:
I think you will expect to see some management additions as we invest in that strong asset for the future.

Alexia Quadrani:
Thank you.

Operator:
Thank you, ma'am. Your next question comes from the line of Fred Searby of J.P. Morgan.

Fred Searby:
Yes, thank you. Just one question. I guess it was partially explained. The real estate was down 6% if you backed out FX. But can you give us sense where you are in your-- specifically on, you know, some of these metrics like square-foot-per -employee and how much you really-- where we should expect you to be in the next six months on the real estate? Having visited your offices, we know it's for real, and I just wondered -- I thought you might be able to do a little bit more on that side.

David Bell:
I think that, just in terms of context-- and I'll let Bob respond as to kind of where we are in the progress. But we've said that we had started at 325 and our objective is to go between 225 and 250 during the course of the turn-around. That it would take five years. So, Bob you might give them a little update on where we are.

Robert Thompson:
Yeah. As we've said, our real estate objective is to take us from 325 square feet per employee at the beginning of the year to 225 to 250 feet per employee within five years. We are pleased with the progress we have made. We are now down to 299 feet per employee. We've reduced vacant space in the U.S. by a third in just nine months. We've developed a master plan for all of our major markets and we've completed consolidations in San Francisco, Singapore and Sidney. So we are very pleased with our efforts.

David Bell:
We might add, as you remember, Fred, that the offices that we're moving our people into are excellent offices that, for the most part, are getting rave reviews as opposed to our professionals feeling that they're being disadvantaged.

Fred Searby:
Okay, thank you.

Operator:
Thank you. Your next question comes from the line of Mike Russell of Morgan Stanley.

Michael Russel:
Thank you. Couple of things. Number one, the 700 employees, year over year that's up 700. Even subsequently, I think it's up 750. Is that a right number to have for the year end? Do you think that we'll add sequentially to that number? Just give us an idea of head count, because that is probably the biggest spike that we've seen in a long time from you guys.

David Bell:
The head count is up in areas where we're experiencing new business wins in organic volume growth. The largest part of increase is at McCann, which is what you would expect. We also did an acquisition at the beginning of the year and that added more than 100 people to our roster. I expect that we'll add head count modestly in the fourth-quarter as we experience to modest organic growth.

Robert Thompson:
Michael, as well, the head count is coming in these business units that are experiencing organic growth. The one thing worth mentioning, as we consolidate the Microsoft through the line work in MRM and the size and scope of that is requiring head count, and that's within the world group as well.

Michael Russel:
And then when you benchmark organic growth, are you doing it as the 1.8%? Because the reclassification you would think the higher number is more appropriate. It's one of those tough situations to assess, because when you talk to the other companies they don't seem to have as much from the reclassification.

David Bell:
One of the things that's difficult to assess, it's difficult for us to do that. What we try to do is to disclose it both ways at 1.8 and with the reclassification so you can have as much information as you need to make it. And I think either way you look at it, our view is that it's improving.

Michael Russel:
And I was wondering on the indentures you mentioned you might have some dilution. Is there a way you can do amendments on the indentures?

David Bell:
We're looking at that right now.

Michael Russel:
And you mentioned that the professional fees were, I understood the fourth-quarter and the first quarter, the fees would be higher than in the third-quarter or is that the margin impact would be different? Can you clarify a little bit more what we should be pencilling in for professional fees for an absolute dollar basis for the next two quarters?

David Bell:
I don't want to give absolute guidance on dollar amounts. What I will say is the, if you look at the Sarbanes-Oxley work that we are going to do that our external advisors are going to do and independent auditors are going to do, the bulk of that work happens in the fourth and the first quarters. So what I would do is have a look at our spending over the past couple of quarters and then ramp that up accordingly.

Michael Russel:
And how much of the professional fees were Sarbanes-Oxley this quarter?

David Bell:
Hang on. As he's talking, it's sometimes difficult, because as you will recall, we have two different advisors, one is Sarbanes-Oxley is now, as well as other advisors that are working with us in preparation.

Michael Russel:
Maybe as he looks, David, are you seeing it more from your current stable of clients or from new wins? Because the new -- I guess we've seen more headlines on the losses vis-a-vis, it's kind of hard to know what the composition is.

David Bell:
One bit of color on that that we have some fun with, is somehow since we're in a turn-around under the HALOGEN lights, the head lines read, IPG loses. We don't read that. -- we don't read that WPP loses to Interpublic. So with that as context, I think what we're seeing in terms of the new business from our standpoint is we're seeing gratifying kind of progress on the organic growth initiative as we move to change the culture. I think we're seeing a lot of activity on the conquest kind of front. We're not satisfied with our our closure rate, but we're pleased with the pipeline and the amount of activity. As you saw in the release, there are a number of high profile kinds of wins and we believe there will be more to come. Yeah. To answer your question on professional fees. The increased about $15 million in the quarter. Which a third was Sarbanes-Oxley and others was shared service.

Michael Russel:
Increase from Q2?

Robert Thompson:
No, increase from last year.

Operator:
Next question comes from Lauren Fine of Merrill Lynch.

Lauren Fine:
Hi, there. Couple of quick questions. I'm wondering on motor sports, , at one point you said cost 45 million to exit, so should we expect 11, 12 million in the fourth-quarter? And then I'm wondering if you could an organic revenue, give us a sense of major brands, and if you're not prepared to do that, tell us what the organic revenue was, excluding Lowe, if that was one of the things that continues to weigh heavy on it. Final area, if you could comment on the component of free cash versus what it was a year-ago. Thanks.

David Bell:
Okay. Let me, while they're doing that, let me comment a little bit on our business units. We saw in the quarter some nice organic growth as you would expect from McCann and some of their units. We also saw some organic growth coming back in some of the PR units. We saw Foote Cone & Belding had good growth. We also saw good organic growth from the CRN sector, collateral , particularly draft in the U.S.. And we also saw amazing organic growth in the quarter from Deutsche. Okay. I think we're still looking for the number.

Robert Thompson:
Yeah. The cash payment was 49 million. The third-quarter related charge was 33. We had accrued part of that previously. So you ought not expect further charges in relations to motor sports in the fourth-quarter. With respect to the cash flow, that is currently being analyzed and prepared, so we'll have to defer that question.

Lauren Fine:
Thank you.

Operator:
Thank you, ma'am. Your next questions comes from Jason Helstein with CIBC World Markets.

Jason Halstein:
Can you go into more color the change in incentive change change how that changed, who is sounded like to accelerate spending there? And a second question on the international growth, or the or international organic revenue in the quarter, and how that was perhaps impacted by the Olympics. Thanks

David Bell:
We adopted a plan more formula based. Previous years what would happen the results would come in for the year. We would be reviewed by the compensation committee of the board of directors and the incentives set at that time. Right now it's more formula based. I would like to point out these are not incentives that have been paid, have been accrued. They're also based on high performing units with rates that were cleared in advance which is what triggers the accounting and the formula. So these are our best performing business units for which we have accrued incentive payments. Bob, do you want to talk about the organic and impact of the h Olympics?

Robert Thompson:
Yeah. Organic growth international basis was .2%. Again, a sequential improvement from the second quarter and the first quarter. It was helped by performance of Morton, that was a minor increase. It would be about flat.

David Bell:
Yes, we had a number of companies working on the Olympics, but the overall impact of that is not something to worry about in terms of looking at the trend.

Jason Halstein:
Okay. Just to go back to the incentive again, so this is basically -- when were those formulas set? Can you give me a historical point in time when they were set?

David Bell:
Set during the budgeting process for the '04 calendar year, the hurdle rates were established then. Because they are form formula based, that results in the accounting change that we've discussed.

Jason Halstein:
Would any of that have to do with a catchup for example, may have been under accrued --. Absolutely not.

David Bell:
No, it does not. Just the accounting rules related to how to accrue those given the incentive plans and structure. 2003 bonuses that were paid and 2004 were fuel fully accrued in 2003.

Jason Halstein:
Was this a catchup quarter for the first two quarters of this year?

David Bell:
Not at all.

Jason Halstein:
Thank you.

David Bell:
We had better visibility much earnings internally in the third-quarter.

Jason Halstein:
Thank you.

Operator:
Thank you, sir. As a reminder, ladies and gentlemen, to ask a question at this time, please key star one on your touchtone telephone. Your next question comes from the line of Stephen Barlow of Prudential.

Stephen Barlow:
I have us cost for 2005 and '06 roll out, et cetera, of that initiative and secondly, with the charges that you took, you said you got relief from the banks, any cost to that relief in terms of a payment to them and/or interest rates going up?

David Bell:
First of all, on the answer to your last question, the answer is no, there is no incremental cost on that whatsoever. Let me give you a context on shared services and I'll ask Bob to talk about the cost. As you know, what we're engaged outed Interpublic is putting the infrastructure. Shared service is a major part of that, as we seek to con sol consolidate back room operations. We currently have a shared service center in the U.S. that's processing about a third of our volume. We're in the process of converting that to an SAP environment, the accounting suite only, which we have teams of people comfortable doing. That will happen in '05 to give us opportunity in the back half of '05 to place all of our volume on that shared service platform. We're doing work in the U.K. similarly where we're using legacy systems shared services. That will be an SAP conversion in the first half of '05 which will move us from a number of touch points, far to many, to a single kind of controlled environment. We'll then use that learning and move forward into the major markets of France, Germany, et cetera, with the common platform and back room for the future on those key services. Bob, you might talk about the costs associated with that conversion.

Robert Thompson:
Yeah. We discussed the overall level of professional fees, and the work attendant to shared service will continue as David said, in the fourth-quarter of '04 and during the first half of '05. Once those centers are up and operational, then you will see a decline in the amount of professional fees, because the development work will have been done. There will be -- there will still be some as we move volume into the centers, but it will be reduced significantly. At that point when we're completed with those two conversions, we'll have well owe half of the Interpublic volume flowing through those and moving on the rest.

David Bell:
Are there any other questions?

Operator:
Thank you, Mr. Barlow. Your next question comes from the line of Troy of William Blair and Company.

Troy Blair:
Thank you, good morning. Want to try to make sure I understand some of the moving parts here. First on the organic increases on salaries, I think when you strip out the incentive, foreign exchange and severance, that puts you about 4.7% increase versus organic, is that accurate, and if so, can you comment on why salaries is growing faster than organic revenue?

David Bell:
If -- what chart, Gary -- if you go to page eight of the deck, we break out the increase into its components, okay? What we have is a total increase of $114 million, of which 32 is currency, 35 is incentives, severance is nine, and freelancers are eight. Leaving a basin crease of about $31 million. $31 million increase as a percentage of total salaries, would be about 3%, a little higher than that. So, you know, that represents the impact of the head count increases that we talked about to support our areas of growth, as well as annual salary increases.

Troy Blair:
Can you comment on why that's growing faster, though, than the organic growth? Why would you not include freelance in the cost?

David Bell:
The reason is that, you know, as we win business, you know, we have to step up ahead of the flow of revenue. So you're always going to have a little bit of a leading edge to your head count in salaries.

Troy Blair:
And the reason you're growing those expenses faster than organic growth?

David Bell:
Again, if I win Microsoft business, for example, and, you know, I have to staff up now to start preparing for it.

Troy Blair:
So in an inflationary or a growth environment, you would expect to see salaries and benefiting growing faster than organic revenue?

David Bell:
I beg your pardon?

Troy Blair:
Where you're winning new business you would expect to see salaries grow faster than organic growth?

David Bell:
Not necessarily. It depends on kind of the leads and lags of new business. You can have instances are organic growth is say 3% and your salaries are 2.5%, just because the way the timing works.

Troy Blair:
I guess I'm --

David Bell:
It's not necessarily 100% linear relationship

Troy Blair:
What do we see a utilization improvement zero on on the benefit side.

David Bell:
As we continue to improve organic performance you're going to see that coming. It depend on the business that's won, as well. Some are won formula that's paid based on people that are added to services. Sometimes it's paid based upon the people that you currently have. So the utilization rate of people can vary depending upon the particular types of wins. As we indicated as well in that 700 number of new employees we an acquisition, and that acquisition number also plays into the total salary costs. Exactly. And that acquisition would not be included in the calculation of organic revenue.

Troy Blair:
Okay.

David Bell:
Because we don't include acquisitions as you will recall, there were a significant number of people of the 700 from that acquisition.

Troy Blair:
So it might be the case that utilization actually did improve in the quarter, when you cut through all of it?

David Bell:
Yes, it's possible. We haven't done the calculation. We certainly could do it looking at those acquisition numbers. I think what's more important is to look directionally at what we're doing with the cost takeout. If you look at the office and general expense line, if you're successful in taking square feet per employee, that's somewhere in the 20% range of recollection. Reduction. How much would we see? Would we see a full 20% reduction or would it be less than that or is there some changes might be more savings as you get better deals on your office space?

Troy Blair:
Thanks.

David Bell:
Well, I guess what I would point out to you that these real estate actions that we're taking kind of a longer life than the turn-around period. What we've said is we would accomplish this within a five year time frame. So the savings, you're going to see over that period in a more gradual fashion than other components of the turn around program.

Troy Blair:
In five years might we see office and general as a percentage of revenue down 20%?

David Bell:
Hard to predict what the other components are, but clearly in office and general we're also working on the other initiatives and the turn-around. Bob, you might give color whether you think that's reasonable.

Robert Thompson:
Yeah. When we look at the four planks of our turn-around, those being financial shared services, IT consolidation, centralized pre- consumer, the safes will be enough to enable us to get to our stated goal of 12% to 15% operating margin. the majority of those come in the '02 line.

David Bell:
I think we have time for one or two more questions,

Operator:
Thank you, sir. Next question comes from a follow-up from Lauren Fine.

Lauren Fine:
I hate to ask this question, but I feel really stupid. If you were to add back the good will charges on an after-tax basis, could you give us a sense of what the recurring earnings figure was in the quarter?

David Bell:
Well, first off -- First of all, you're not stupid, Lauren. the good will charges are not tax deductible. So they flow dollar per dollar through the P&L. If you go and add back the charges, you'll get to the number you're looking for.

Lauren Fine:
You don't happen to know it off hand, do you?

David Bell:
We got the releases sort of late, so I tell you what we can do, Jerry is here, Lauren, and heel work on it. No, we can do it, as you know the release came out late and I wouldn't want to suggest I actually had a chance to read it. Anyway, thank you. Bob, can I clarify? You mentioned reducing real estate by a third. Is that the excess real estate that's been reduced by a third or the total?

Robert Thompson:
No, vacancy. To your first question, we reported operating loss of $420 million. If you add back the charges, and if you go to the release, the schedule is provided on page 13, the total charges were 485 million, which gives us an operating income ex charges of 65 million.

Lauren Fine:
Thank you. You're welcome.

Operator:
At this time there are no further questions.

Philippe Krakowsky:
Okay. We thank you for joining us.

Operator:
Ladies and gentlemen, thank you for your participation in today's call. This does conclude your presentation and you may now disconnect. Have a great day.